Filed Pursuant to Rule 424(b)(3) Registration Number 333-180069 SUBJECT TO COMPLETION, DATED JUNE 7, 2012

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus dated March 13, 2012

6,750,000 Shares

Common Stock

This prospectus supplement relates to the shares of common stock of FleetCor Technologies, Inc. being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “FLT.” The last reported sale price of our common stock on the New York Stock Exchange on June 6, 2012 was $38.54 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-4 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the common stock from the selling stockholders at a price of $             per share, which will result in $             of proceeds to the selling stockholders before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Citigroup

Prospectus Supplement dated June          , 2012.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-ii

PROSPECTUS SUPPLEMENT SUMMARY	S-1

RISK FACTORS	S-4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-4

USE OF PROCEEDS	S-5

MARKET PRICE OF COMMON STOCK	S-6

SELLING STOCKHOLDERS	S-7

UNDERWRITING	S-9

LEGAL MATTERS	S-13

EXPERTS	S-13

Prospectus

ABOUT THIS PROSPECTUS	ii

WHERE YOU CAN FIND MORE INFORMATION	ii

PROSPECTUS SUMMARY	1

RISK FACTORS	3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

USE OF PROCEEDS	4

MARKET PRICE OF COMMON STOCK	5

DIVIDEND POLICY	6

PLAN OF DISTRIBUTION	7

DESCRIPTION OF CAPITAL STOCK	10

LEGAL MATTERS	14

EXPERTS	14

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated March 13, 2012. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement over time may offer and sell our common stock in one or more offerings or resales.

The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement. Please carefully read this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

In this prospectus, unless indicated otherwise or the context otherwise requires, “we,” “us,” “our” and “FleetCor” refer to FleetCor Technologies, Inc., the issuer of the common stock, and its subsidiaries.

We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders, other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. If you are given any information or representation about these matters that is not discussed in this prospectus supplement, the accompanying prospectus or any free writing prospectus, you must not rely on that information. This prospectus supplement and the accompanying prospectus is not an offer to sell anywhere or to anyone where or to whom the selling stockholders are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c)	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2012 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011);

S-ii

(d)	Current Reports on Form 8-K filed on February 8, 2012, March 13, 2012, March 15, 2012, May 1, 2012, May 23, 2012 and June 7, 2012 and Current Report on Form 8-K/A filed on February 27, 2012; and

(e)	The description of our common stock, $0.001 par value per share, set forth in the registration statement on Form 8-A filed with the SEC on December 10, 2010, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

FleetCor Technologies, Inc.

Attention: General Counsel

5445 Triangle Parkway, Suite 400

Norcross, Georgia 30092-2575

(770) 449-0479

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus supplement before making any investment decision.

Our Company

FleetCor is a leading independent global provider of specialized payment products and services to businesses, commercial fleets, major oil companies, petroleum marketers and government entities in countries throughout North America, Latin America and Europe. Our payment programs enable our customers to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. In 2011, we processed more than 215 million transactions on our proprietary networks and third-party networks. We believe that our size and scale, geographic reach, advanced technology and our expansive suite of products, services, brands and proprietary networks contribute to our leading industry position.

We provide our payment products and services in a variety of combinations to create customized payment solutions for our customers and partners. In order to deliver our payment programs and services and process transactions, we own and operate proprietary “closed-loop” networks through which we electronically connect to merchants and capture, analyze and report customized information. We also use third-party networks to deliver our payment programs and services in order to broaden our card acceptance and use. To support our payment products, we also provide a range of services, such as issuing and processing, as well as specialized information services that provide our customers with value-added functionality and data. Our customers can use this data to track important business productivity metrics, combat fraud and employee misuse, streamline expense administration and lower overall fleet operating costs.

We market our payment products directly to a broad range of commercial fleet customers, including vehicle fleets of all sizes and government fleets. Among these customers, we provide our products and services predominantly to small and medium commercial fleets. We believe these fleets represent an attractive segment of the global commercial fleet market given their relatively high use of less efficient payment products, such as cash and general purpose credit cards. We also manage commercial fleet card programs for major oil companies, such as British Petroleum (including its subsidiary Arco), Chevron and Citgo, and over 800 petroleum marketers.

These companies collectively maintain hundreds of thousands of end-customer relationships with commercial fleets. We refer to these major oil companies and petroleum marketers with whom we have strategic relationships as our “partners.”

Our Products and Services

We sell a range of customized fleet and lodging payment programs directly and indirectly through partners, such as major oil companies and petroleum marketers. We provide our customers with various card products that typically function like a charge card to purchase fuel, lodging and related products and services at participating locations. We support these cards with specialized issuing, processing and information services that enable us to manage card accounts, facilitate the routing, authorization, clearing and settlement of transactions, and provide value-added functionality and data including customizable card-level controls and productivity analysis tools. Depending on our customer’s and partner’s needs, we provide these services in a variety of outsourced solutions ranging from a comprehensive “end-to-end” solution (encompassing issuing, processing and network services) to limited back office processing services. In addition, we offer a telematics solution in Europe that combines global positioning, satellite tracking and other wireless technology to allow fleet operators to monitor the capacity utilization and movement of their vehicles and drivers. Furthermore, we offer prepaid fuel and food vouchers and cards in Mexico that may be used as a form of payment in restaurants, grocery stores and gas stations.

Recent Developments

We continue to actively pursue acquisitions of businesses with attractive business models in our current markets and other attractive markets. We recently announced our agreement to acquire CTF Technologies, Inc. (“CTF”), a provider of fuel payment processing systems in Brazil, for $180 million. In addition, we have entered into an agreement to acquire another company and a non-binding letter of intent to acquire a third company, both located outside of the United States. The aggregate purchase price for these two additional acquisitions would be approximately $70 million in cash, which we expect would be funded with cash on hand and borrowings under our credit facilities. The acquisitions of CTF and the other company under contract are subject to customary closing conditions and are expected to close in the second quarter. The acquisition under letter of intent remains subject to the satisfactory completion of due diligence, negotiation and resolution of business and legal issues, negotiation and completion of a mutually satisfactory definitive agreement and corporate approvals by the parties.

Corporate Information

FleetCor’s predecessor company was organized in the United States in 1986. Our principal executive offices are located at 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092-2575, and our telephone number at that address is (770) 449-0479. Our website is located at www.fleetcor.com. The information on, or accessible through, our website is not part of this prospectus supplement unless specifically incorporated by reference herein.

The Offering

Common stock offered by the selling stockholders	6,750,000 shares.

Common stock outstanding before and after this offering	83,087,791 shares.(1)

Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by any selling stockholder.

Dividend policy	We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business. We have never declared or paid any dividends on our common stock and do not anticipate paying cash dividends to holders of our common stock in the foreseeable future. In addition, our credit agreement restricts our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and covenants in our existing financing arrangements and any future financing arrangements.

New York Stock Exchange symbol	“FLT.”

(1)	Based on shares outstanding as of April 30, 2012.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the information included in or incorporated by reference into this prospectus supplement, including the risk factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the risks incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the documents incorporated herein by reference are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. In some cases, we have identified such forward-looking statements with typical conditional words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology.

These forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements are subject to many uncertainties and other variable circumstances, including those discussed in this prospectus supplement under the heading “Risk Factors” and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement, many of which are outside of our control, that could cause our actual results and experience to differ materially from any forward-looking statement. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this prospectus supplement and the documents incorporated herein by reference speak only as of the date they were made. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered by any selling stockholder.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “FLT.” Shares of our common stock commenced trading on December 15, 2010. On April 30, 2012 there were 83,087,791 shares of our common stock outstanding, held by approximately 72 stockholders of record. On June 6, 2012, the closing price of our common stock was $38.54. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated:

	High Sale Price	Low Sale Price
2012:
Second Quarter (through June 6, 2012)	$41.30	$35.69
First Quarter	$40.00	$29.81
2011:
Fourth Quarter	$30.40	$25.43
Third Quarter	$30.35	$24.28
Second Quarter	$38.00	$28.78
First Quarter	$35.13	$28.75
2010:
Fourth Quarter (beginning December 15, 2010)	$31.43	$24.50

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of April 30, 2012.

In the table below, the percentage of shares beneficially owned is based on 83,087,791 shares of our common stock outstanding as of April 30, 2012, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the stockholder has sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated below, each stockholder has sole voting and investment power with respect to the shares of common stock shown as beneficially owned.

	Number of Shares Beneficially Owned		Percentage of Shares Outstanding		Number of Shares to be Sold in The Offering
	Before Offering	After Offering	Before Offering	After Offering
Selling Stockholders

Summit Partners(1)(3)	19,040,170	15,040,170	22.92	18.10	4,000,000
Bain Capital Fund VIII, LLC and related entities(2)(3)	9,331,332	7,331,332	11.23	8.82	2,000,000
Ronald F. Clarke(4)	4,607,747	3,857,747	5.44	4.55	750,000

(1)

Represents 225,013 shares held by Summit VI Advisors Fund, L.P., 345,470 shares held by Summit VI Entrepreneurs Fund, L.P., 10,819,367 shares held by Summit Ventures VI-A, L.P., 4,512,109 shares held by Summit Ventures VI-B, L.P., 90,592 shares held by Summit Investors VI, L.P., 280,130 shares held by Summit Subordinated Debt Fund II, L.P., 1,722,176 shares held by Summit Partners Private Equity Fund VII-A, L.P., 1,034,365 shares held by Summit Partners Private Equity Fund VII-B, L.P., 9,909 shares held by Summit Investors I, LLC and 1,039 shares held by Summit Investors I (UK), L.P. In this offering, each of the Summit Partners entities will sell the following number of shares of common stock: Summit VI Advisors Fund, L.P., 47,271; Summit VI Entrepreneurs Fund, L.P., 72,577; Summit Ventures VI-A, L.P., 2,272,956; Summit Ventures VI-B, L.P., 947,914; Summit Investors VI, L.P., 19,032; Summit Subordinated Debt Fund II, L.P., 58,850; Summit Partners Private Equity Fund VII-A, L.P., 361,798; Summit Partners Private Equity Fund VII-B, L.P., 217,302; Summit Investors I, LLC, 2,082; Summit Investors I (UK), L.P. 218. Summit Partners, L.P. is (i) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P. and Summit Investors VI, L.P., (ii) the managing member of Stamps, Woodsum & Co. IV, which is the managing member of Summit Partners SD II, LLC, which is the general partner of Summit Subordinated Debt Fund II, L.P., (iii) the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., and (iv) the manager of Summit Investors Management, LLC, which is manager of Summit Investors I, LLC and the general partner of Summit Investors I (UK), L.P. Summit Partners, L.P., through a two-person investment committee composed of Martin J. Mannion and Bruce R. Evans, has voting and dispositive authority over the shares held by the Summit Partners entities, and therefore may beneficially own such shares. Mr. Mannion and Mr. Evans, as members of the two-person investment committee, have voting and dispositive authority over the shares held by the Summit Partners entities, and therefore may beneficially own the shares. Each of the Summit Partners entities, Mr. Mannion and Mr. Evans disclaim beneficial ownership of the shares, except, in each case, to the extent of such person or entity’s pecuniary interest therein. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116. Entities affiliated with Summit Partners hold private equity investments in one or more broker dealers, and as a result Summit Partners is an affiliate of a broker dealer. However, affiliates of Summit Partners acquired the securities to be sold in this offering in the ordinary course of business for investment for their own account and not as a nominee or agent and, at the time of that purchase, had no contract, undertaking, agreement, understanding or arrangement, directly or indirectly, with any person to sell, transfer, distribute or grant participations to such person or to any third person with respect to those securities.

(2)	Includes (a) 8,958,931 shares held by Bain Capital Fund VIII, LLC, whose sole member is Bain Capital Fund VIII, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is Bain Capital Investors, LLC (“BCI”), (b) 205,895 shares held by BCIP Associates III, LLC, whose sole member is BCIP Associates III, whose managing general partner is BCI, (c) 96,518 shares held by BCIP T Associates III, LLC, whose sole member is BCIP Trust Associates III, whose managing general partner is BCI, (d) 16,258 shares held by BCIP Associates III-B, LLC, whose sole member is BCIP Associates III-B, whose managing general partner is BCI, (e) 51,348 shares held by BCIP T Associates III-B, LLC, whose sole member is BCIP Trust Associates III-B, whose managing general partner is BCI and (f) 2,382 shares held by BCIP Associates-G, whose managing general partner is BCI. As a result of the relationships described above, BCI may be deemed to own the shares held by entities in the foregoing sentence (the “Bain Capital Entities”). BCI disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Voting and investment determinations with respect to the shares held by the Bain Capital Entities are made by an investment committee comprised of the following managing directors of BCI: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, Jon Kilgallon, Lew Klessel, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide. As a result, and by virtue of the relationships described in this footnote, the investment committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. The investment committee of BCI disclaims ownership of such shares except to the extent of its pecuniary interest therein. In this offering each of the Bain Capital Entities will sell the following number of shares of common stock: (a) Bain Capital Fund VIII, LLC, 1,920,181; (b) BCIP Associates III, LLC, 44,130; (c) BCIP T Associates III, LLC, 20,687; (d) BCIP Associates III-B, LLC, 3,485; (e) BCIP T Associates III-B, LLC, 11,006; and (f) BCIP Associates-G, 511. The address for each of these entities is John Hancock Tower, 200 Clarendon Street, Boston, MA 02116. Certain partners and other employees of the Bain Capital Entities may make a contribution of shares of common stock to one or more charities prior to this offering. In such case, a recipient charity, if it chooses to participate in the offering, will be the selling stockholder with respect to the donated shares.

(3)	Each of the selling stockholders is a party to the sixth amended and restated registration rights agreement, as amended. See “Description of Capital Stock—Registration Rights” in the accompanying prospectus.

(4)	Includes options to purchase 1,661,464 shares vested or vesting within 60 days of April 30, 2012.

UNDERWRITING

Citigroup Global Markets Inc. is acting as underwriter of the offering. Subject to the terms and conditions stated in the underwriting agreement dated June     , 2012, the underwriter has agreed to purchase, and the selling stockholders have agreed to sell to the underwriter, all 6,750,000 shares of common stock offered hereby.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares if it purchases any of the shares.

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

The selling stockholders, other than any recipient charities, have agreed that, for a period of 60 days from the date of the underwriting agreement, they will not, without the prior written consent of the underwriter, sell, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to specified exceptions. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In addition, pursuant to our Insider Trading Compliance Policy, the “window” for sales of our common stock by directors and senior officers is currently closed and we have agreed in the underwriting agreement, subject to certain limited exceptions, that we will not open the “window” or otherwise waive any applicable restrictions on such sales of common stock with respect to such senior officers and directors, in each case until after the second full trading day following our release of second quarter earnings. However, certain transactions, including sales of our common stock by officers and directors pursuant to trading plans permitted under Exchange Act Rule 10b5-1, will remain permitted during this period.

The shares are listed on the New York Stock Exchange under the symbol “FLT.”

We and the selling stockholders estimate that the total expenses of this offering, excluding any underwriting discounts and commissions, will be approximately $500,000. All such expenses will be paid by the selling stockholders.

In connection with the offering, the underwriter may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of shares than it is required to purchase in the offering.

•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed, or may in the future perform, commercial banking, investment banking and/or advisory services for us from time to time for which they have received or will receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel, King & Spalding LLP. Certain matters with respect to the selling stockholders will be passed upon by Ropes & Gray LLP and Kirkland & Ellis LLP. The underwriter has been represented in this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of FleetCor Technologies, Inc. and subsidiaries at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The carve out financial statements of Allstar Business Solutions Limited, Card Payment Services Division as of and for the year ended December 31, 2010 incorporated in this prospectus supplement by reference to the Current Report on Form 8-K/A filed on February 27, 2012 have been included herein in reliance upon the report of Mazars LLP, an independent auditor, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

The selling stockholders to be named in a prospectus supplement may offer and sell shares of the common stock of FleetCor Technologies, Inc. from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Investing in our common stock involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “FLT.” The last reported sale price of our common stock on the New York Stock Exchange on March 12, 2012 was $37.20 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, selling stockholders may offer shares of our common stock in one or more offerings or resales.

This prospectus provides you with a general description of the common stock selling stockholders may offer. Each time selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

In this prospectus, unless indicated otherwise or the context otherwise requires, “we,” “us,” “our” and “FleetCor” refer to FleetCor Technologies, Inc., the issuer of the common stock, and its subsidiaries.

We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders, other than those contained in this prospectus, applicable prospectus supplements or any free writing prospectus prepared by us. You should only rely on information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus. This prospectus is not an offer to sell anywhere or to anyone where or to whom the selling stockholders are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You can read our SEC filings, including the registration statement and all filed exhibits and schedules thereto, over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available in the investor relations portion of our website at investor.fleetcor.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated by reference herein.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;

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(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2011 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010);

(c)	Current Reports on Form 8-K filed on February 8, 2012 and March 13, 2012 and Current Report on Form 8-K/A filed on February 27, 2012; and

(d)	The description of our common stock, $0.001 par value per share, set forth in the registration statement on Form 8-A filed with the SEC on December 10, 2010, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

FleetCor Technologies, Inc.

Attention: General Counsel

5445 Triangle Parkway, Suite 400

Norcross, Georgia 30092-2575

(770) 449-0479

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PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

Our Company

FleetCor is a leading independent global provider of specialized payment products and services to businesses, commercial fleets, major oil companies, petroleum marketers and government entities in countries throughout North America, Latin America and Europe. Our payment programs enable our customers to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. In 2011, we processed more than 215 million transactions on our proprietary networks and third-party networks. We believe that our size and scale, geographic reach, advanced technology and our expansive suite of products, services, brands and proprietary networks contribute to our leading industry position.

We provide our payment products and services in a variety of combinations to create customized payment solutions for our customers and partners. In order to deliver our payment programs and services and process transactions, we own and operate proprietary “closed-loop” networks through which we electronically connect to merchants and capture, analyze and report customized information. We also use third-party networks to deliver our payment programs and services in order to broaden our card acceptance and use. To support our payment products, we also provide a range of services, such as issuing and processing, as well as specialized information services that provide our customers with value-added functionality and data. Our customers can use this data to track important business productivity metrics, combat fraud and employee misuse, streamline expense administration and lower overall fleet operating costs.

We market our payment products directly to a broad range of commercial fleet customers, including vehicle fleets of all sizes and government fleets. Among these customers, we provide our products and services predominantly to small and medium commercial fleets. We believe these fleets represent an attractive segment of the global commercial fleet market given their relatively high use of less efficient payment products, such as cash and general purpose credit cards. We also manage commercial fleet card programs for major oil companies, such as British Petroleum (including its subsidiary Arco), Chevron and Citgo, and over 800 petroleum marketers.

These companies collectively maintain hundreds of thousands of end-customer relationships with commercial fleets. We refer to these major oil companies and petroleum marketers with whom we have strategic relationships as our “partners.”

Our Products and Services

We sell a range of customized fleet and lodging payment programs directly and indirectly through partners, such as major oil companies and petroleum marketers. We provide our customers with various card products that typically function like a charge card to purchase fuel, lodging and related products and services at participating locations. We support these cards with specialized issuing, processing and information services that enable us to manage card accounts, facilitate the routing, authorization, clearing and settlement of transactions, and provide value-added functionality and data including customizable card-level controls and productivity analysis tools. Depending on our customer’s and partner’s needs, we provide these services in a variety of outsourced solutions ranging from a comprehensive “end-to-end” solution (encompassing issuing, processing and network services) to limited back office processing services. In addition, we offer a telematics solution in Europe that combines global positioning, satellite tracking and other wireless technology to allow fleet operators to monitor the capacity utilization and movement of their vehicles and drivers. Furthermore, we offer prepaid fuel and food vouchers and cards in Mexico that may be used as a form of payment in restaurants, grocery stores and gas stations. Approximately 10.4% of our revenue during the year ended December 31, 2011 came from our lodging and telematics products.

Corporate Information

FleetCor’s predecessor company was organized in the United States in 1986. Our principal executive offices are located at 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092-2575, and our telephone number at that address is (770) 449-0479. Our website is located at www.fleetcor.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated by reference herein.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus, including the risk factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequently filed SEC reports. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below and the risks incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our company.

Risks Related to this Offering

Any shares offered by this prospectus could result in a substantial amount of previously restricted shares of our common stock becoming unrestricted, which may depress the market price of our common stock.

Any shares of common stock offered by this prospectus were, prior to this offering, subject to the volume limitations and other restrictions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. The sale by any selling stockholder of the shares of common stock offered by this prospectus will increase the number of shares of our common stock eligible to be traded without regard to such volume limitations and other restrictions and could depress the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. In some cases, we have identified such forward-looking statements with typical conditional words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology.

These forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements are subject to many uncertainties and other variable circumstances, including those discussed in this prospectus under the heading “Risk Factors” and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, many of which are outside of our control, that could cause our actual results and experience to differ materially from any forward-looking statement. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated herein by reference speak only as of the date they were made. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered by any selling stockholder.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “FLT.” Shares of our common stock commenced trading on December 15, 2010. On February 29, 2012 there were 82,705,851 shares of our common stock outstanding, held by approximately 76 stockholders of record. On March 12, 2012, the closing price of our common stock was $37.20. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated:

	High Sale Price	Low Sale Price
2012:

First Quarter (through March 12, 2012)	$37.69	$29.81

2011:

Fourth Quarter	$30.40	$25.43

Third Quarter	$30.35	$24.28

Second Quarter	$38.00	$28.78

First Quarter	$35.13	$28.75

2010:

Fourth Quarter (beginning December 15, 2010)	$31.43	$24.50

DIVIDEND POLICY

We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business. We have never declared or paid any dividends on our common stock and do not anticipate paying cash dividends to holders of our common stock in the foreseeable future. In addition, our credit agreement restricts our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and covenants in our existing financing arrangements and any future financing arrangements.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock covered by this prospectus from time to time in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The selling stockholders may distribute the common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time the selling stockholders offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of the selling stockholders and the amounts to be sold by them;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the common stock and the proceeds to the selling stockholders;

•	any over-allotment options under which underwriters may purchase additional common stock from the selling stockholders;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	terms and conditions of the offering;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling stockholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

The selling stockholders may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us or by selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder’s shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledges, donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities option to purchase additional shares in the offering described above. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

As a result of the requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross offering proceeds received by the selling stockholders. If more than 5% of the net proceeds of any offering of common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member or any other facts and circumstances relating to the participation of a FINRA member in the offering would give rise to a “conflict of interest” under FINRA rules, the offering will be conducted in accordance with FINRA Rule 5121.

We, the selling stockholders and any underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the shares. If such transactions are commenced, they may be discontinued without notice at any time.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference herein, as well as the relevant portions of the DGCL. References to our certificate of incorporation and bylaws are to our amended and restated certificate of incorporation and our amended and restated bylaws, respectively.

Common Stock

General. As of February 29, 2012, there were 82,705,851 shares of our common stock outstanding, par value $0.001 per share, and approximately 76 stockholders of record. Our certificate of incorporation authorizes the issuance of 475,000,000 shares of our common stock.

Voting rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Unless otherwise required by law, matters submitted to a vote of our stockholders require the approval of a majority of votes cast by stockholders represented in person or by proxy and entitled to vote on such matter, except that directors are elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose.

Dividend rights. Holders of common stock will be entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose subject to any preferential dividend rights of any then outstanding preferred stock. Our ability to pay dividends is limited by covenants in our credit facilities.

Other matters. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and subject to any other distribution rights granted to holders of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation permits our board of directors to issue up to 25,000,000 shares of preferred stock from time to time in one or more classes or series. The board also may fix the relative rights and preferences of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any class or series or the designation of the class or series. Terms selected by our board of directors in the future could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The provisions of the DGCL and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and removal of directors. Our board of directors is divided into three classes. Each class of directors is elected for a three-year term. Our directors may be removed only by the affirmative vote of at least 66   2/3% of our then outstanding common stock and only for cause. This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Authorized but unissued shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action; advance notification of stockholder nominations and proposals. Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also requires that special meetings of stockholders be called only by a majority of our board of directors. In addition, our bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying changes in control of our management, which could depress the market price of our common stock.

Amendment of certain provisions in our organizational documents. The amendment of any of the above provisions would require approval by holders of at least 66   2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation expressly prohibits cumulative voting.

Delaware anti-takeover law. Our certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, applies to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our bylaws also provide that we will, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding or arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

Registration Rights

Pursuant to the terms of a sixth amended and restated registration rights agreement, as amended, certain holders of our common stock are entitled to rights with respect to the registration of their shares (to the extent such rights have not expired) under the Securities Act, as described below.

Demand registration rights. At the written request of certain stockholders, we must give notice to all holders of our common stock with registration rights, who would have 30 days to request inclusion in the offering, file a registration statement and use our best efforts to register all shares timely requested to be registered. Certain stockholders have two such demand registration rights and certain other stockholders have one such demand registration right. We are generally not obligated to effect a registration during the 120-day period subsequent to our filing a registration statement pursuant to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days twice in a 12-month period, but not more than 120 consecutive days, if we have plans to engage in a registered public offering and our board of directors determines in good faith that such offering would be adversely affected by the requested registration.

Piggyback registration rights. If we register any of our securities for public sale, we must give notice to all holders of our common stock with registration rights, who would have 20 days to request inclusion in the offering, and use our best efforts to cause to be registered shares held by our stockholders with registration rights that request to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten public offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders.

Form S-3 registration rights. The holders of registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3, upon which request we must give notice to all holders of our common stock with registration rights, who would have 20 days to request inclusion in the offering. We are required to file no more than one registration statement on Form S-3 upon exercise of these rights per six-month period and we are not required to honor registration requests if the aggregate market value of securities registered would be less than $10 million.

Registration expenses. We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters’ discounts and selling commissions. In addition, we will pay the reasonable fees and disbursements of one counsel for the stockholders participating in such registration.

Indemnification. We have agreed, subject to certain exceptions, to indemnify against liabilities resulting from the offerings described above, each selling stockholder that is exercising its registration rights. In addition, we have agreed that, in order to provide for just and equitable contribution to joint liability, if indemnification is not available to such parties, FleetCor and such parties will each contribute to any liability based on the proportion that the price of the shares sold by them relates to the aggregate offering price, subject to certain exceptions.

Expiration of registration rights. The registration rights described above will terminate with respect to a particular stockholder to the extent the shares held by and issuable to such holder may be sold without registration under the Securities Act in the manner and quantity proposed to be sold.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel, King & Spalding LLP.

EXPERTS

The consolidated financial statements of FleetCor Technologies, Inc. and subsidiaries at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The carve out financial statements of Allstar Business Solutions Limited, Card Payment Services Division as of and for the year ended December 31, 2010 incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed on February 27, 2012 have been included herein in reliance upon the report of Mazars LLP, an independent auditor, and upon the authority of such firm as experts in accounting and auditing.

6,750,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Citigroup